Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement on Form S-4 of our report dated September 27, 2011 relating to the consolidated financial statements of First Star Bancorp, Inc. and Subsidiaries as of June 30, 2011 and 2010, and the related statements of operations, stockholders’ equity and cash flows for the two years in the period ended June 30, 2011, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ ParenteBeard LLC

Allentown, Pennsylvania

April 2, 2012